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                                                                   Exhibit 8


                        [Carter, Ledyard & Milburn Letterhead]








                                                                  (212) 238-8809

                              March 4, 1998


Brill Media Company, LLC
420 N.W. Fifth Street, Suite 3-B
P.O. Box 3353
Evansville, Indiana 47732


          Re:  Form S-4 Registration Statement

Ladies and Gentlemen:

     We have acted as counsel to Brill Media Company, LLC, a Virginia limited liability company ("BMC"), and Brill Media Management, Inc., a Virginia corporation ("Media" and collectively with BMC, the "Company"), in connection with an exchange offer (the "Exchange Offer") under which $105,000,000 in aggregate principal amount of the Company's Series B 12% Senior Notes due 2007 (the "Exchange Notes") and $3,000,000 in aggregate principal amount of the Company's Series B Appreciation Notes due 2007 (the "Exchange Appreciation Notes"), will be offered in exchange for the Company's outstanding 12% Senior Notes due 2007 (the "Original Notes") and the Company's outstanding Appreciation Notes (the "Original Appreciation Notes"), respectively. The Exchange Offer is the subject of a Registration Statement on Form S-4 under the Securities Act of 1933 (the "Registration Statement").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Company as we have deemed necessary as a basis for this opinion. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.



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Brill Media Company, LLC



     Based on and subject to the foregoing, we are of the opinion a holder will not recognize gain or loss for federal income tax purposes on the exchange of Original Notes and Original Appreciation Notes for Exchange Notes and Exchange Appreciation Notes pursuant to the Exchange Offer. We are also of the opinion that the section entitled "Certain Federal Income Tax Considerations" in the prospectus constituting Part I of the Registration Statement contains an accurate general description under currently applicable law, of the principal United States federal income tax considerations that apply to holders of Exchange Notes and Exchange Appreciation Notes.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent we do not acknowledge that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

                              Very truly yours,




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